EXHIBIT 99.1

Wynn Resorts, Limited Announces Expansion of Wynn Macau’s Senior Secured Credit Facilities

LAS VEGAS — (BUSINESS WIRE) — Sept. 14, 2005 — Wynn Resorts, Limited (NASDAQ: WYNN) today announced the completion of an expansion of the senior secured financing for its subsidiary, Wynn Resorts (Macau) S.A.

Wynn Macau is developing and constructing a destination casino resort in the Macau Special Administrative Region of the People’s Republic of China. On May 4, 2005, Wynn Resorts, Limited announced plans for the expansion of Wynn Macau. The original project utilized approximately 11 of a total site area of 16 acres of land and included 600 hotel rooms and suites, approximately 100,000 square feet of casino gaming space, seven restaurants, approximately 28,000 square feet of retail space, a spa, a salon, and entertainment facilities. The expansion will include an additional 75,000 square feet of casino space, two restaurants, a theater, and a dramatic front feature attraction. The expansion will be built on the remaining five acres of the Wynn Macau site and will seamlessly integrate into Wynn Macau. The total budget is US$1.1 billion. Wynn Macau is expected to be completed and opened to the public in the third quarter of 2006, with the expansion to follow in the third quarter of 2007.

As a result of the expansion, senior secured financing for the project has increased from US$397 to US$764 million. The new financing is comprised of US$729 million of term loan facilities, a HK$156 million (approximately US$20 million) term loan facility and a HK$117 million (approximately US$15 million) revolving credit facility. The term loan facilities mature in September 2011, with the revolving credit facility maturing in September 2007.

Wynn Resorts, Limited is traded on the Nasdaq National Market under the ticker symbol WYNN and is part of the NASDAQ-100 Index. The company owns and operates Wynn Las Vegas (www.wynnlasvegas.com), a luxury hotel and destination casino resort located on the Las Vegas Strip which opened to the public on April 28, 2005. Wynn Las Vegas features 2,716 luxurious guest rooms and suites; an approximately 111,000 square foot casino; 22 food and beverage outlets; an on-site 18-hole golf course; approximately 223,000 square feet of meeting space; an on-site Ferrari and Maserati dealership; and approximately 76,000 square feet of retail space. Wynn Resorts, Limited is currently constructing Wynn Macau, a destination casino resort in the Macau Special Administrative Region of the People’s Republic of China.

CONTACT:	Wynn Resorts, Limited
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com

SOURCE: Wynn Resorts, Limited